股权置换协议书

Equity Replacement Agreement

Intent To Merge Agreement

Party A: Consumer Capital Group Inc. (hereinafter referred to as “CCG”)

Party B: Shenzhen won the cloud provider Technology Co., Ltd. (hereinafter referred to as “CNWIN”)

WHEREAS:

Consumer Capital Group Inc.

16th Floor, New York 10017

Party A (i.e. Consumer Capital Group Inc.) is a listed American company incorporated at U.S. Delaware with the stock code of CCGN, the registration number of SEC of 0001439299 and the CEO’s office located in 100 Park Avenue, 16th Floor, New York 10017.

CCG has established five wholly-owned subsidiaries in China, namely:

1. Arki (Beijing) E-commerce Technology Corp.

2. America Pine (Beijing) Bio-Tech Inc.

3. America Arki Network Service Beijing Co., Ltd.

4. America Arki (Fuxin) Network Management Co., Ltd.

5. Beijing Beitun Trade Co.

COG has invested and operated three e-commerce platforms in the world namely CCG E-shop in the United States (www.ccgusa.com), consumer market network in China (www.ccmus.com) and Wancang network of artwork transaction and realization platform (www.wancang.com).

The three websites of www.ccgusa.com, www.ccmus.com and www.wancang.com are all the system platforms owned by CCG with the Internet+ consumption innovation model as well as the service platforms specializing in providing commodity transaction for the buyer and seller.

The average CCGN share price of Party A over the past three years reached USD 7/share and as of May 2014, the total number of equity reached 19.10 million which totaled USD 133.70 million (converted into RMB 818.24 million).

The estimated value of Party B (“CNWIN”) over the past one year reached RMB 100 million.

As Party A desires to improve the company value and share price and Party B desires to expand the project fund demand via financing after equity replacement, both parties hereto intended to enter into the following agreement about merger of two enterprises via equity replacement to give full play to their own advantages and achieve complementary advantages and win-win situation based on the principles of equality and free will and for the purpose of benefit maximization, meeting the demands of both parties within the shortest time and achieving the common goal of high capital growth through friendly consultation:

I. According to the Intent to Merge Agreement, Party A shall issue additional 4.96 million CCG ordinary shares to Lv Yong, a shareholder of Party B, wherein, the consideration per share for the 3.15 million shares is USD 2.6/share, with the exchange rate of 6.23, which can be converted into RMB 51 million for replacement of 51% of Party B’s assets held by Lv Yong. The shares held by Party B’s shareholders after CCG recapitalization will account for 20.61% of total equity of 24.06 million shares after merger and 1.81 million CCGN ordinary shares of 4.96 million CCG ordinary shares will be used as the reward for the integrated performance of operation team after merger and all global business performances of the operation and management of the listed company.

In addition, Party A provides the team established by Party B with the performance reward and grant the team with three-year 20% share option with the exercise price of USD 2. (The option grant agreement shall be separately signed for the business plan objectives of the operation team).

After merger, except for the information of shareholders, the company name, legal representative, registered address and registered capital of Party B will remain unchanged. Through equity replacement, both parties hereto can obtain the consolidated enterprise’s financial statements. The financial reports are audited by the securities lawyer of the listed company and independent auditor, in which the information is disclosed that 51% of Party B’s assets will be listed in the United States and equity financing is implemented to expand the market. The shareholder Lv Yong participating in the equity replacement holds the shares of CCG. After merger, the publicity of CNWIN’s model in capital market is enhanced so as to improve public awareness, activeness and trading volume of CCGN shares, thus achieving benefit maximization for company’s shareholders in Wall Street’s equity and bond financing, which can support the rapid development and expansion of CNWIN model, increase performance to support the operation of consumption capital in securities market and continuously improve corporate value to achieve the goal of high growth of consumption capital.

II. Party B undertakes that the annual performance objective in operation after equity replacement is that the growth rate will reach 30%. Party A undertakes that it will perform the equity financing or bond financing of USD 30 million in the capital market within 90 days after equity replacement so as to ensure the smooth project implementation of CNWIN.

III. Both parties’ shareholders will enter into foreign equity-related agreement and equity transfer agreement, revise the Articles of Association of both parties and submit them to Shenzhen XX Commerce Committee for approval and handle relevant formalities for industrial and commercial change. Within 25 working days after the consolidated statement is audited by the auditor and lawyer, Party A shall issue the share certificate accounting for 22.3% of the total equity of CCGN to Party B’s shareholders in order to mail 3.15 million CCGN ordinary shares to the address provided by the new shareholders of Party B by Party A’s share transfer agency.

IV. Both parties hereto reach the following consensus about the vision and capital operation after this equity replacement:

1. After recapitalization via equity replacement, CCG shall hold the shareholders’ representatives’ meeting. The list of new members of the Board of Directors will be nominated by the chairman and the directors will be elected in the shareholders’ representatives’ meeting. Through the resolutions of the Board of Directors, CNWIN project is used to introduce PE financing strategic partner and the performance and growth data brought by CNWIN innovative business model after merger are mainly disclosed; the information of performance growth in the next three years after equity replacement is used to attract investment institutions to make decision on equity investment. The stage will start from August 2014 and end in December 2014, where the strategic investment partners are sought for equity financing of USD 30 million in order to support CNWIN’s business expansion and fund demand and improve the rapid growth of corporate value.

2. Independent audit and law firms are recruited to submit the application report about turning into NASDAQ main-board market transaction to U.S. SEC, which is mainly disclosed by consolidating Party B’s financial statements via equity replacement. It is stated that after recapitalization, the CNWIN project is newly added and the business model under independent innovation is adopted to increase the cash flow of RMB 300 million; the profit of RMB 50 million shows a steady upward and sustainable development trend. Then share price target for CCGN shares in capital market is USD 30/share. Both parties hereto shall try their best to achieve benefit maximization of company’s shareholders within the shortest time possible and strive to make CNWIN consumer market and capital market bigger and stronger.

3. Achieve the transaction in NASDAQ main-board market. The growth period at this stage depends on the condition that CNWIN’s newly added business performance can meet the requirement of global IPO. After equity replacement, CNWIN’s innovative business model is used to achieve the financing of USD 30 million and successful transaction in NASDAQ main-board market, so that both parties can obtain high growth of equity and achieve the goal of improving corporate value.

4. Should both parties fail to achieve the above financing target and share price target within 12 months after effectiveness of this equity replacement, both parties hereto agree to terminate the Agreement and restore the equities of both companies to the original status upon signing hereof, which means that Lv Yong, the shareholder of Party B, shall return 3.15 million shares to Party A at no cost and Party A shall transfer 51% of shares of Party B’s company to Lv Yong without any cost.

V. Both parties’ rights and obligations

1. After effectiveness hereof, both parties hereto shall actively cooperate with each other to handle the registration formality of equity change and provide relevant information for the other party in a timely manner.

2. Both parties hereto undertake that except for the Agreement, they haven’t entered into any agreement (contract) with any person or make any promise to any person about sales or transfer of the newly increased equity and transferred equity hereunder; and undertake that the replaced equity hereunder is facing no circumstance that will results in failure of equity transfer (replacement) such as pledge and guarantee unknown by the other party and involves no dispute or litigation; otherwise, the default party shall assume corresponding liability for compensation.

3. Both parties hereto undertake that the equity specified hereunder will not violate the regulations in the Articles of Associations of both parties and they will handle relevant formalities or sign relevant documents according to the regulations in the Articles of Associations. Where the Agreement cannot take effect for execution due to the reason specified in the Articles of Associations of either party, the default party shall compensate for all losses caused to the non-breaching party.

4. For the purpose hereof, both parties shall have the obligation to take all necessary actions such as handover of materials and sign all necessary documents after effectiveness of the Agreement.

VI. The Agreement shall come into force after both parties’ shareholders sign a separate agreement about replacement of foreign equity, the revised Articles of Associations of Party B are approved by Shenzhen XXX Commerce Committee, the change registration is handled in the industrial and commercial administrative department and Lv Yong, a shareholder of Party

B, legally obtains the valid 3.15 million CCGN ordinary shares.

VII. Upon signing, the Agreement shall not be terminated by both parties hereto without cause or reason. Both parties hereto shall abide by the contractual terms and conditions and no violation is permitted.

VIII. In case of any discrepancy arising out of agreements other than those stipulated hereunder, the Agreement shall prevail.

IX. All matters uncovered hereunder shall be settled by both parties through consultation. If litigation is required, the dispute shall be submitted to people’s court where Party B is located.

X. The Agreement shall be made in quadruplicate, with Party A and Party B holding two copies respectively.

Consumer Capital Group Inc.	Shenzhen won the cloud provider Technology Co., Ltd.

Legal representative (signature):	Legal representative (signature):

Date:	Date: